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                                                                Exhibit 2.3

                                                                Execution Copy


                           VOTING AND OPTION AGREEMENT

         VOTING AND OPTION AGREEMENT, dated as of March 2, 1999, among Amdocs (Denmark) ApS., a Danish corporation ("Amdocs Parentco"), and Anthony P. van Marken and David E. Curry (collectively, the "Shareholders").

         WHEREAS, Amdocs Limited ("Amdocs") and Architel Systems Corporation, a Canadian corporation (the "Company"), Amdocs Parentco and 3026191 Nova Scotia ULC ("Amdocs Holdco") have entered into a Combination Agreement of even date herewith (such agreement, as it may be amended from time to time, the "Combination Agreement"; capitalized terms used and not defined herein shall have the respective meanings given such terms in the Combination Agreement), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to an arrangement (the "Arrangement") to be effected by articles of arrangement to be filed pursuant to the Canada Business Corporation Act, whereby each issued and outstanding common share, no par value, of the Company (collectively, the "Company Common Shares") will be exchanged for a number of Exchangeable Shares at the Exchange Ratio;

         WHEREAS, as of the date hereof, each Shareholder is the record and beneficial owner of, and has the sole right to vote and dispose of, the Company Common Shares set forth opposite the name of such Shareholder on Schedule I hereto (the "Shares"); and

         WHEREAS, as a condition to its willingness to enter into the Combination Agreement and the transactions contemplated thereby (and to cause its wholly-owned subsidiary Amdocs Holdco to enter into the Combination Agreement), Amdocs Parentco has required that each Shareholder agree, and each of the Shareholders is willing to agree, to the matters set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

1. Representations and Warranties of Shareholders. Each Shareholder severally represents and warrants to Amdocs Parentco as follows:

    1.1 Binding Agreement. Such Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Shareholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    1.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance with any of the provisions hereof, (a) in the case of such Shareholder, require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the

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         "1934 Act"), and the Securities Act (Ontario), if applicable) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to such Shareholder or the Shares.

    1.3 Ownership of Shares. Such Shareholder is the record and beneficial owner of the Shares, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options (other than the Option (as defined below) or pledges pursuant to commercially customary brokers margin accounts which would not restrict the exercise of the Option (as defined below) upon payment of the margin loan) or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares). There are no outstanding options or other rights to acquire from such Shareholder or obligations of such Shareholder to sell or to acquire, any Company Common Shares.

2. Representation and Warranties of Amdocs. Amdocs Parentco represents and warrants to each of the Shareholders as follows:

    2.1 Binding Agreement. Amdocs Parentco is a corporation duly incorporated, validly existing and in good standing under the laws of Denmark, and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Amdocs Parentco and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Amdocs Parentco. Amdocs Parentco has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of Amdocs Parentco, enforceable against Amdocs Parentco in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

    2.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by Amdocs Parentco of the transactions contemplated hereby, nor the compliance by Amdocs Parentco with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Memorandum of Association, Articles of Association or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the 1934 Act and with the Canadian Securities Commissions under early warning requirements and insider reporting requirements, if applicable) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any

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         right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding.

3. Certain Prohibited Transfers. From the earlier of April 1, 1999 and such time as officers of the Company are prohibited by Company policy from trading in Architel securities generally, each Shareholder agrees not to:

    3.1 sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Company Common Shares;

    3.2 grant any proxies or enter into a voting agreement or other arrangement with respect to any Company Common Shares; or

    3.3  deposit any Company Common Shares into a voting trust.

4.       Option.

    4.1 Each of the Shareholders hereby grants to Amdocs Parentco the exclusive and irrevocable option to purchase (the "Option"), on the terms and conditions hereinafter set forth, all of the Shares, together with (i) any additional Company Common Shares or other shares of the share capital of the Company acquired by such Shareholder after the date hereof and prior to the exercise of the Option, or which such Shareholder is entitled to receive from the Company by reason of being a record holder during such period, and (ii) any securities into which any Shares or additional shares of the Company's share capital shall have been converted or changed whether by amendment to the Articles of Incorporation of the Company, merger, consolidation or otherwise (collectively, the "Additional Shares").

    4.2 The Option may be exercised by Amdocs Parentco in whole, or in part, at any time or from time to time, after the occurrence of a Trigger Event and prior to the Termination Date. "Trigger Event" means the occurrence of an event that will entitle Amdocs Parentco to receive the Termination Fee contemplated by the second sentence of Section 9.4(a) of the Combination Agreement. "Termination Date" means the earliest to occur of (i) the Effective Time (as defined in the Combination Agreement); (ii) one year after the first occurrence of a Trigger Event; (iii) the termination of the Combination Agreement (A) if, but only if, the Combination Agreement is terminated for reasons that are not directly or indirectly related to (x) the commencement of, or any person's direct or indirect indication of interest in making, an Acquisition Proposal (as defined in the Combination Agreement) or (y) the breach of any provision of Section 4.4 or 4.11 thereof or (B) by the Company pursuant to Section 9.1(b) thereof. Notwithstanding the occurrence of the Termination Date, Amdocs Parentco shall be entitled to purchase Common Shares pursuant to any exercise of the Option if Amdocs Parentco exercised the Option prior to the occurrence of the Termination Date (the "Option Period").

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    4.3  In the event Amdocs Parentco wishes to exercise the Option, Amdocs
         Parentco shall send a written notice to the Shareholders specifying the total number of Shares with respect to which it has exercised the Option pursuant to this Section 4, and a place and date (not less than two nor more than ten business days from the date such notice is given) for the closing of the purchase of the Shares (the "Closing").

    4.4 At the Closing, (i) each Shareholder will deliver to Amdocs Parentco a certificate or certificates representing the Shares (and, if applicable, the Additional Shares) owned by such Shareholder, duly endorsed for transfer or accompanied by appropriate stock powers, together with evidence satisfactory to Amdocs Parentco of payment of all stock transfer taxes or exemption therefrom and (ii) Amdocs Parentco shall, in consideration therefor, deliver or cause to be delivered to each Shareholder at the option of the Shareholder either
         (A) a certificate representing the number of Amdocs Ordinary Shares equal to the product (rounded down to the nearest whole share) of (x) the aggregate number of Shares being purchased by Amdocs Parentco from such Shareholder and (y) the Exchange Ratio or (B) cash in the amount of US$23.25 per Share.

5.   Voting Agreement and Related Matters.

    5.1 Voting Agreement. Until the earlier of the Termination Date and the Effective Time, each Shareholder hereby agrees to attend all meetings of the shareholders of the Company and that at any meeting of the shareholders of the Company, however called, or in connection with any action by written consent by the shareholders of the Company, such Shareholder shall vote all of the Shares and Additional Shares owned by him, her or it:

         (i) in favor of the transactions contemplated by the Combination Agreement; and

         (ii) against any action or agreement that could result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Combination Agreement.

    5.2 Surrender of Certificates. Each Shareholder shall surrender to the Company all certificates representing the Shares and the Additional Shares owned by such Shareholder.

    5.3 No Dissent. Each Shareholder covenants that it will not exercise any rights of dissent provided under Section 190 of the CBCA or the Interim Order or otherwise in connection with the Arrangement.

    5.4 Support. Each Shareholder will do all such things and take all such steps as Amdocs Parentco may reasonably require be done or taken by the Shareholders to support the Arrangement and complete the transactions contemplated by the Combination Agreement. Each Shareholder agrees not to take any step which is inconsistent with, or which may delay or prevent, the successful completion of the Arrangement.

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    5.5  Nothing herein shall prevent a Shareholder, if acting in his capacity as a director or officer of the Company, from discharging his fiduciary duties.

6. Miscellaneous.

    6.1 Additional Shares. Each Shareholder hereby agrees, while this Agreement is in effect, to promptly notify Amdocs Parentco of the number of Additional Shares acquired by such Shareholder, if any, after the date hereof.

    6.2 Efforts. Each Shareholder agrees not to take any action which would make any representation or warranty of such Shareholder herein untrue or incorrect in any material respect or take any action that would make any representation or warranty of or have the effect of preventing or disabling such Shareholder from performing his, her or its obligations under this Agreement.

    6.3 Specific Enforcement. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable, in addition to any other remedy which may be available at law or in equity.

    6.4 Commissions. Each Shareholder and Amdocs Parentco, in connection with the transactions contemplated hereby, severally agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any brokerage fees, commissions or finders' fees asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

    6.5 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    6.6 Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to Amdocs Parentco, to it:

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                           c/o Amdocs (UK) Limited
                           Grand Buildings
                           1-3 Strand
                           London WC2N 5EJ
                           United Kingdom
                           Facsimile No.:   44-171-930-2321

                           with a copy to:

                           Reboul, MacMurray, Hewitt, Maynard & Kristol
                           45 Rockefeller Plaza, 10th Floor
                           New York, New York  10111
                           Attention:  Robert A. Schwed
                           Facsimile No.:  (212) 841-5725

         (b) If to any Shareholder, to such Shareholder at the address or facsimile number set forth on Schedule I hereto.

    6.8 Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereto.

    6.9 Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, except that this Agreement may be assigned in whole or in part to any affiliate of Amdocs Parentco. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

    6.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    6.11 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law).

    6.12 Further Assurance. In the event of any exercise of the Option by Amdocs Parentco, the Shareholders and Amdocs Parentco shall execute and deliver all other documents and instruments and take all other actions that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    6.13 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be

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         unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Shareholder and a duly authorized officer of Amdocs on the day and year first written above.

                                                   AMDOCS (DENMARK) ApS.

                                                   By: /s/ Thomas G. O'Brien
                                                       -------------------------
                                                       Name: Thomas G. O'Brien
                                                       Title: Director

                                                   /s/ Anthony P. van Marken
                                                   -----------------------------
                                                   ANTHONY P. VAN MARKEN

                                                   /s/ David E. Curry
                                                   -----------------------------
                                                   DAVID E. CURRY

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                                   SCHEDULE 1

                                                                                             Number of Options for
                                                          Number of Company Common Shares    Company Common Shares
Anthony P. van Marken                                                 540,000                       150,000
190 Attwell Drive
Suite 300
Toronto, Ontario
M9W 6H8

David E. Curry                                                       978,530*                          0
105 E. Sumner Avenue
Spokane, Washington
99202
USA

* Excludes 50,000 Company Common Shares pledged by Mr. Curry to secure a bank line of credit. If such lien is released, such shares will be deemed Additional Shares hereunder.